FOR IMMEDIATE RELEASE

Media Contact:
Tania Kelley
Hennessy Advisors, Inc.
tania@hennessyadvisors.com
Phone: 800-966-4354

Hennessy Advisors, Inc. Acquisition of Rainier U.S. Equity Funds –
Timeline Revised

Novato, CA – September 26, 2017 - Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that the timeline for its definitive agreement with Manning & Napier Group, LLC and Rainier Investment Management, LLC to purchase the assets related to the management of the three Rainier U.S. Equity Funds, including the Rainier Mid Cap Equity Fund, the Rainier Small/Mid Cap Equity Fund and the Rainier Large Cap Equity Fund, has been revised. The transaction is now expected to be completed in the fourth quarter of calendar year 2017.

Please refer to the Press Release “Hennessy Advisors, Inc. to Acquire the Rainier U.S. Equity Funds” dated May 11, 2017, for additional information regarding the proposed transaction.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

This press release contains forward-looking statements, which do not relate strictly to historical or current facts.  Forward‑looking statements are beyond the ability of Hennessy Advisors, Inc. to control and, in many cases, Hennessy Advisors, Inc. cannot predict what factors would cause actual results to differ materially from those indicated by forward‑looking statements.  Among other risks and uncertainties is the ability of Hennessy Advisors, Inc. to successfully merge the assets of certain of the Rainier Funds into the Hennessy Funds.  As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and Hennessy Advisors, Inc. assumes no responsibility for the accuracy and completeness of any forward-looking statements.

This press release is not a solicitation of a proxy from any shareholder of the Rainier Funds.  In soliciting shareholder approval of the transactions, Hennessy Funds Trust and Rainier Investment Management Mutual Funds and their respective trustees, Hennessy Advisors, Inc. and Rainier Investment Management, LLC, may be deemed to be participants in the solicitation.  Information about the trustees of Hennessy Funds Trust may be found in the 2016 Annual Reports of the Hennessy Funds filed with the SEC on January 6, 2017, and in the Statement of Additional Information filed with the SEC on February 28, 2017.  Information about the trustees of Rainier Investment Management Mutual Funds may be found in the 2017 Annual Report of the Rainier Funds filed with the SEC on May 23, 2017, and in the Statement of Additional Information filed with the SEC on July 25, 2017.  Shareholders of the Rainier Funds should read the definitive prospectus/proxy statement that was filed with the SEC on July 14, 2017, in connection with the solicitation because it contains important information, including a description of any direct or indirect interest of the participants in the solicitation.  The definitive prospectus/proxy statement and other relevant documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by calling 1-800-966-4354.